EXHIBIT 10.18
                                                          FORM 10-Q
                                        QUARTER ENDED JUNE 30, 1997


                           EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made this 21st day of May, 1997, by and between BUCYRUS INTERNATIONAL, INC., a Delaware corporation (the "Company"), and MICHAEL G. ONSAGER ("Employee").

     WHEREAS, the Company desires to employ Employee as Vice President - Engineering, and Employee desires to accept the employment offered by the Company.

     NOW, THEREFORE, in consideration of the premises and for the mutual consideration hereinafter set forth, the parties agree as follows:

     1. Position. Employee shall be employed by the Company as Vice President - Engineering upon the terms and conditions contained herein.

     2. Salary. During the term of this Agreement, the Company shall pay Employee an annual base salary of One Hundred Fifteen Thousand Eight Dollars ($115,008.00), minus applicable withholdings, in accordance with the Company s normal payroll practices (the "Base Salary"). The Base Salary is subject to merit increases in accordance with the Company s normal salary merit increase review policy.

     3. Benefit Plans. During the term of this Agreement, Employee shall be entitled to participate in such employee benefit and fringe benefit plans as the Company shall provide to other similarly situated management employees.

     4.   Duration and Termination.

          (a) Duration. Subject to termination as provided below, this Agreement and Employee's employment hereunder shall begin on the date hereof, continue for a period of one (1) year, and automatically renew thereafter for successive one year terms unless either party gives the other party sixty (60) days written notice that this Agreement and Employee's employment shall terminate on the last day of the original term or any renewal term, as the case may be.

          (b) Termination Without Cause. This Agreement and Employee's employment may be terminated by either party without Cause (as defined in Paragraph 4(c)) at any time by giving at least sixty (60) days written notice to the other party of the intent to do so.

          (c) Termination by the Company for Cause. The Company shall have the right to terminate this Agreement and Employee's employment hereunder in the event of any of the following (which shall constitute "Cause"): (i) fraud, dishonesty, or misconduct by Employee in connection with the business of the Company; (ii) commission by Employee of a felony; or (iii) a material breach by Employee of the terms of this Agreement.

          (d) Termination Upon Death or Disability. This Agreement and Employee's employment hereunder shall immediately terminate in the event of Employee's death or Disability (as hereinafter defined). For purposes of this Agreement, Employee shall be deemed to have suffered a "Disability" in the event that a physician selected by the Company determines that Employee, due to a physical or mental condition, is unable to substantially perform his duties hereunder for a period of at least ninety (90) days.

     5. Compensation upon Termination. Upon termination of Employee's employment under this Agreement, all of the Company's obligation to pay Employee compensation and provide benefits under this Agreement shall terminate, except that in the event Employee's employment is terminated by the Company based on notice provided by the Company pursuant to Paragraph 4(a) or 4(b), Employee shall be entitled to (1) continuation of his Base Salary and health insurance and pension benefits (to the extent coverage terms permit) for a period of one (1) year from the date of such termination (the "Severance Period"), payable in accordance with the Company's normal payroll practices; and (2) out-placement consulting services from a firm selected by the Company at a total cost not to exceed Fifteen Thousand Dollars ($15,000). The Company shall have the right to discontinue payments or other benefits hereunder in the event Employee breaches the restrictions in Paragraph 7 or 8 or any such restriction is determined to be unenforceable in any respect.

     6.   Change of Control.

          (a)  Definitions.  For purposes of this Paragraph 6:

               (i)  "Act" shall mean the Securities Act of 1934.

               (ii) A "Change of Control" of the Company shall be deemed
                    to have occurred when:

                    (A) Securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding voting securities are acquired, directly or indirectly, by any Person who did not on the date of this Agreement own, directly or indirectly, 5% or more of the combined voting power of the Company's voting securities outstanding on the date of this Agreement.

                    (B) A merger or consolidation of the Company with any other corporation is completed as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of the Company (other than a shareholder who is an "affiliate," as defined in the Act, of any party to such consolidation or merger).

                    (C) The sale of substantially all of the Company's assets is completed to a corporation which is not a wholly-owned subsidiary of the Company.

             (iii)  "Person" shall have the meaning used in
                    Section 3(a)(9) of the Act.

             (iv) "Effective Date" shall mean the date a Change of Control becomes effective.

             (v) "Good Reason" shall mean the occurrence of any one or more of the following events without Employee's express written consent:

                    (A) (1) The assignment of Employee to duties materially inconsistent with Employee's authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) pursuant to Paragraph 1, or (2) relocation of Employee's regular place of employment to a location more than fifty (50) miles from the location as of the Effective Date.

                    (B) A reduction by the Company in Employee's Base Salary as in effect on the Effective Date.

                    (C) A material reduction in Employee's level of participation in any of the Company's short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies or practices, in which Employee participates as of the Effective Date.

               (vi) "Qualifying Termination" shall mean any termination of
                    Employee's employment other than: (A) by the Company for Cause (as defined in Paragraph 4(c) hereof); (B) by reason of death, Disability (as defined in Paragraph 4(d) hereof), or Retirement (as such term is then defined in the Company's tax qualified defined benefit retirement plan); or (C) by Employee pursuant to Paragraph 4(a) or 4(b) without Good Reason. In the event Employee shall terminate this Agreement for Good Reason, Employee's notice of termination pursuant to Paragraph 4(a) or 4(b) shall set forth the facts and circumstances claimed to provide a basis for such termination.

          (b) Employment Termination. In the event of a Qualifying Termination on, or within twelve (12) months after, the Effective Date, then in addition to the compensation and benefits provided to Employee under the provisions of Paragraph 5 of this Agreement, the Company shall, at the expiration of the Severance Period, as an additional severance benefit, make a lump sum payment to Employee in an amount equal to one-half of Employee's annual Base Salary.

          (c)  Vesting of Options.  In the event of a Qualifying
Termination on, or within twelve (12) months after, the Effective Date, Employee's unvested Stock Options shall automatically be fully vested and exercisable as of the Effective Date.

     7. Confidentiality. Employee shall keep confidential and not divulge to any other person or entity, during the term of employment or thereafter, any Confidential Information of the Company. For purposes hereof, "Confidential Information" shall mean any of the business secrets, trade secrets, drawings, engineering data, plans, strategies, policies, methods, marketing plans, customer purchasing history, customer lists, cost structures, vendor pricing, contemplated product improvements and developments, repair and failure frequencies and information, computer software and programs, or other confidential information regarding the Company. All papers, books and records and other property of every kind and description relating to the business and affairs of the Company, whether or not prepared by Employee, shall be the sole and exclusive property of the Company, and Employee shall surrender them to the Company, as applicable, at any time upon request by the Company.

     8. Covenant Not to Compete. In order to induce the Company to enter into this Agreement, Employee hereby agrees that during the term of this Agreement and for a period of one (1) year thereafter (exclusive of any period of breach), Employee will not, without the prior written consent of the Company, work for, be employed by or otherwise provide services (which are substantially the same or similar to the services provided by Employee to the Company) to, Harnischfeger Industries, Inc., ("Harnischfeger") or any affiliated entity of Harnischfeger that engages in the business of manufacturing, marketing, distributing or selling any surface mining equipment that the Company or any of its subsidiaries or affiliates manufactures, markets, distributes or sells at the time Employee ceases to be employed by the Company.

     Employee agrees that such restriction is fair and reasonably necessary to protect the legitimate business interests of the Company, and that the Company would suffer irreparable harm in the event of breach by Employee. As a result, Employee agrees that the Company shall, in addition to other remedies provided by law, be entitled to injunctive relief in the event of breach by Employee.

     9. Assignability. This Agreement may not be assigned without the prior written consent of the parties; provided, however, this Agreement may be assigned without consent to a successor of the business of the Company.

     10. Notices. All notices hereunder shall be in writing and delivered by hand, mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, or telecopied, to the other party.

     11. Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, such determination shall not affect, impair or invalidate the remainder of this Agreement.

     12. Choice of Forum and Law. Jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the State of Wisconsin. This Agreement shall be construed in accordance with and governed by the laws of the State of Wisconsin.

     13. Entire Agreement. This Agreement contains the entire agreement of the parties hereto, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. This Agreement may not be modified except by written agreement of the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              BUCYRUS INTERNATIONAL, INC.


                              By:  /s/W. R. Hildebrand
                                   W. R. Hildebrand


                              /s/Michael G. Onsager
                              Michael G. Onsager, Employee